GT.COM Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. November 29, 2023 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 Re: Carlyle Credit Income Fund File No. 333-272426 Dear Sir or Madam: We have read the statements made by Carlyle Credit Income Fund within Footnote 10 “Change in Independent Accountant” of Form N-CSR, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein. Very truly yours, GRANT THORNTON LLP 500 N. Akard Street, Suite 1200 Dallas, TX 75201 D +1 214 561 2300 F +1 214 561 2370 Exhibit 13(a)(4)